Exhibit 99.1

NEORX BEGINS PHASE III PIVOTAL TRIAL IN MULTIPLE MYELOMA

Seattle, March 29, 2004 — NeoRx Corporation (NASDAQ: NERX) today announced that it has opened the phase III clinical trial of its lead cancer therapeutic, STR™ (Skeletal Targeted Radiotherapy), to patient enrollment.  NeoRx is developing STR for use with high-dose chemotherapy and autologous (self-donor) stem cell transplantation to treat multiple myeloma and other cancers that arise in or spread to the bone and bone marrow.

 “We are pleased to announce the opening of the first clinical sites on our phase III pivotal trial of STR,” said Jack L. Bowman, Chairman and CEO.  “We plan to conduct this trial at up to 40 clinical sites in the US and Canada, opening sites on a rolling basis.  Our earlier clinical data encourage us to believe that STR will help myeloma patients live longer and enjoy a better quality of life.”

The phase III pivotal trial is a multi-center, randomized, controlled study, designed to evaluate the safety and efficacy of STR in patients with primary refractory multiple myeloma. These are patients who have failed to achieve at least a partial response to conventional therapy and have been undergoing treatment for less than 18 months.  The trial is expected to enroll approximately 240 evaluable patients, half on the experimental arm and half on the control arm.  Patients on the experimental arm will receive STR at a dose of 750 mCi/m2 plus the chemotherapy drug melphalan at 200 mg/m2, followed by autologous stem cell transplantation.  Patients on the control arm will receive melphalan only, followed by transplantation.  Patients on both study arms will be evaluated for response to treatment six months after transplantation, using an immunofixation assay to detect myeloma protein in patient samples.  Analysis of patient samples will be conducted at a central laboratory, and blinded results will be reviewed by an independent panel of experts.  The study’s primary endpoint is complete response, as determined by the complete disappearance of myeloma protein at six months post-transplant.

The US Food and Drug Administration (FDA) reviewed the phase III protocol under its Special Protocol Assessment (SPA) process.  The FDA accepted complete response at six months post-transplant as a surrogate endpoint for patient survival in this study. Complete response at six months is an endpoint that can be measured earlier than survival and therefore may shorten the timeline for seeking regulatory approval.  Presently, NeoRx expects to file a New Drug Application (NDA) for STR in multiple myeloma in mid 2007.

NeoRx conducted phase I/II trials of STR in 83 patients with multiple myeloma at various clinical stages.  The patients received various doses of STR and melphalan prior to transplantation. In the phase I/II trials, patients who received STR at a dose of 750 mCi/m2 (the dose selected for the phase III study) with melphalan and autologous stem cell transplantation achieved a complete response rate of 40%, and a three-year survival rate of 90%.  These phase I/II results compare favorably with data from the International Blood and Marrow Transplant Registry for myeloma patients who underwent standard transplant regimens, which reports the complete response rate generally to be 30% or less, and the survival rate at three years post-transplant in the range of 48% to 59%.

About STR™

STR is an innovative targeted cancer therapeutic that delivers radiation directly to cancer in the bone and bone marrow, sparing other tissues from radiation’s effects.  STR is an injectable drug that may be administered on an out-patient basis.  It is composed of a bone-targeting molecule, DOTMP, in a stable complex with the radioactive substance, holmium-166.  When injected into a patient’s bloodstream, STR rapidly binds to bone mineral to treat the bone and bone marrow with a brief, intense dose of radiation to destroy cancer cells in the marrow.  STR that does not bind to bone is rapidly eliminated by the kidneys shortly after administration.  STR treatment is followed by high-dose chemotherapy and autologous stem cell transplantation, the standard of care for myeloma patients.  Autologous transplantation uses the patient’s own peripheral blood stem cells, collected prior to treatment, to restore bone marrow function.

About Multiple Myeloma

Multiple myeloma (also referred to as myeloma, or plasma cell myeloma) is a cancer of the plasma cells, the antibody-producing white blood cells formed in the bone marrow.  In patients with multiple myeloma, malignant plasma cells are produced in abundance in the bone marrow, replacing normal plasma cells and other white blood cells important in immune function.  The malignant plasma cells produce a characteristic paraprotein (also called myeloma protein, or M protein) which can be detected in the blood or urine.  Myeloma cells may form tumors throughout the skeleton and widespread bone lesions that cause pain and fractures.  Multiple myeloma typically strikes between the ages of 65 and 70, although there is a recent trend towards an earlier age of onset.  Multiple myeloma is the second most common blood cancer, currently affecting an estimated 40,000 people in the US.  The American Cancer Society estimates that in the US in 2004, 15,270 new cases of multiple myeloma will be diagnosed and 11,070 patients will die from the disease.  Overall, fewer than half of all patients survive more than three years after diagnosis.

NeoRx is a cancer therapeutics development company headquartered in Seattle.  The Company has radiopharmaceutical manufacturing facilities in Denton, Texas, where it produces STR.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Melinda G. Kile	Jody Cain (jcain@lhai.com)
Vice President, Finance	Bruce Voss (bvoss@lhai.com)
206-286-2501	310-691-7100